[JOHN HANCOCK FINANCIAL SERVICES LOGO]

John Hancock Variable Series Trust I

Law Sector
John Hancock Place
Post Office Box 111
Boston, Massachusetts 02117-0111

Ronald J. Bocage
Vice President and Counsel


                                                     September 14, 2001


John Hancock Variable Series Trust I
John Hancock Place
P.O. Box 111
Boston, MA  02117

Trustees:

         This opinion is given in connection with the filing by John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust") of its Registration Statement on Form N-14 ("Registration Statement") under the Securities Act of 1933, relating to an indefinite amount of shares of beneficial interest in its Growth & Income Fund, Money Market Fund, Active Bond Fund, Equity Index Fund, International Equity Fund, Fundamental Growth Fund, and Small Cap Growth Fund.

         I have examined the Trust's Declaration of Trust, its By-Laws, the Registration Statement, and such other records, certificates, documents and statutes that I have deemed relevant in order to render the opinion expressed herein.

         Based on such examination, I am of the opinion that:

         1. The Trust is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

         2. The shares offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully-paid and non-assessable.

         I consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name in the Statement of Additional Information incorporated by reference into the Prospectus comprising a part of the Registration Statement.

                                                     Very truly yours,

                                                     /s/ RONALD J. BOCAGE
                                                     --------------------
                                                     Ronald J. Bocage